Exhibit (p)(3)

Guidelines

Capital Group associates are responsible for maintaining the highest ethical standards. The Code of Ethics is intended to help associates observe exemplary standards of integrity, honesty and trust. It sets out standards for our personal conduct, including personal investing, gifts and entertainment, outside business interests and affiliations, political contributions, insider trading, and client confidentiality.

Our fund shareholders and clients have placed their trust in Capital to manage their assets. As investment advisers, we act as fiduciaries to our clients. This means we owe them both a duty of care and a duty of loyalty.

Capital has earned a reputation over many years for acting with the highest integrity and ethics. Reputations are fragile, however, and Capital’s reputation can be harmed if any of us fails to act ethically and in the best interests of our clients. We each must hold ourselves to the highest standards of behavior, regardless of business custom, and strive to avoid even the appearance of impropriety. We all share this responsibility — if you have any doubt whether an action or circumstance is consistent with our standards, raise it.

Associates should be aware that their actions outside of the workplace can reflect on the ethics of our organization and potentially harm our reputation. For this reason, associates should exercise caution and good judgment in order to avoid having their actions outside of the workplace impact Capital, our workplace or our associates.

No set of rules can anticipate every possible situation, so it is essential that associates adhere to the spirit as well as the letter of the Code of Ethics. Any activity that compromises the trust our clients have placed in us, even if it does not expressly violate a rule, has the potential to harm our reputation. Associates are reminded of one of Capital’s core principles: that we must do the right thing as a matter of principle, not just in observance of policy.

In addition to the specific policies described below, associates have the following fundamental obligations under the Code of Ethics:

•	Associates must avoid those situations that might place, or appear to place, their personal interests in conflict with the interests of Capital, our clients or fund shareholders.

•	Associates must not take advantage of their role with Capital to benefit themselves or another party.

•	Associates must comply with the laws, rules and regulations that apply to us in the conduct of our business.

•	Associates must promptly report violations of the Code of Ethics.

It is important that all associates comply with the Code of Ethics, including its related guidelines and policies. Failure to do so could result in disciplinary action, including termination.

Questions regarding the Code of Ethics may be directed to the Code of Ethics Team.

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Protecting sensitive information

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Associates who believe they may have material non-public information should contact a member of the Legal staff.

Capital Group regularly creates, collects and maintains valuable proprietary information, which is essential to our business operations and the performance of services for our clients. This information derives its value, in part, from not being generally known outside of Capital (hereinafter “Confidential Information”). It includes confidential electronic information in any medium, hard-copy information, and information shared orally or visually (such as by telephone or video conference). The confidentiality, integrity and limited availability of such information is regarded as fundamental to the successful business operations of Capital Group. The purpose of this Confidential Information Policy is to protect our information from disclosure – intentional or inadvertent – and to ensure that associates understand their obligation to protect and maintain its confidentiality.

Extravagant or excessive gifts and entertainment

Associates should not accept extravagant or excessive gifts or entertainment from persons or companies that conduct or may conduct business with Capital. Please see below for a summary of the Gifts and Entertainment Policy.

No special treatment from broker-dealers

Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Favors or preferential treatment from broker-dealers may not be accepted. This rule applies to the associate’s spouse/spouse equivalent and any immediate family member residing in the same household.

No excessive trading of Capital-affiliated funds

Associates should not engage in excessive trading of the American Funds or other Capital-managed investment vehicles worldwide in order to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. This rule applies to the associate’s spouse/spouse equivalent and any immediate family member residing in the same household.

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Ban on Initial Public Offerings (IPOs) and Initial Coin Offerings (ICOs)

All associates and immediate family members residing in the same household may not participate in IPOs or ICOs.

Exceptions for participation in IPOs are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

Avoiding conflicts

Associates must avoid conflicts of interest that can occur when their business, financial or other interests interfere, or reasonably appear to interfere, with their duty to serve the interests of Capital and our clients. Conflicts of interest include any situation where financial or other personal factors compromise objectivity or professional judgment. Even the appearance of conflict could negatively impact Capital and harm our reputation.

Portfolio managers and investment analysts should be aware of the potential conflicts that can arise when they invest on behalf of fund shareholders and clients. The investments we make for our clients must be based on their best interests, and should not be, or appear to be, based on the self-interest of our associates. Accordingly, members of the investment group must disclose to the Code of Ethics Team if they or any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship, has a material business, financial or personal relationship with a company that they hold or are eligible to purchase professionally. Examples of a material relationship include: (1) a family member serving as a senior officer or executive of a portfolio company, (2) significant beneficial ownership of a portfolio company by the associate or their family members, and (3) involvement by the associate or a family member in a significant transaction or business opportunity with a portfolio company.

In addition, associates should avoid conflicts related to Capital’s business, and therefore must not:

•	Engage in a business that competes, directly or indirectly, with the interests of Capital, or is related to their role or responsibilities at Capital;

•

Act for Capital in any transaction or business relationship that involves the associate, members of their family or other people or organizations with whom the associate or their family member(s) have a significant personal connection or financial interest;

•	Negotiate with Capital on behalf of any such people or organizations; or

•	Use or attempt to use their position at Capital to obtain any improper personal benefit for themselves, family member(s) or any other party.

No policy can anticipate every possible conflict of interest and all associates must be vigilant in guarding against anything that could color our judgment. Any associate who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest or perceived conflict of interest must disclose the matter promptly to a member of the Code of Ethics Team. If there is any doubt or if something does not feel consistent with our standards, raise the issue.

Any changes in a previously disclosed potential conflict, outside business interest or affiliation that could be relevant to an evaluation of a potential conflict must also be promptly disclosed. Examples of changes to

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disclose include: (1) a change in research coverage of an investment analyst to include a company with a family member serving as a senior executive (even if the senior executive relationship had previously been disclosed) and (2) a change in an associate’s role to trader if the associate had previously disclosed a sibling who works as a sell-side trader.

Outside business interests/affiliations

Associates must obtain approval from the Code of Ethics Team to serve on the board of directors or as an advisory board member of any public or private company. This rule does not apply to: (1) boards of Capital companies or funds; (2) board service that is a direct result of the associate’s responsibilities at Capital, such as for portfolio companies of private equity funds managed by Capital; or (3) boards of non-profit and charitable organizations.

In addition, associates must disclose to the Code of Ethics Team if they or any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship:

•	serves as a board director or as an advisory board member of,

•	holds a senior officer position, such as CEO, CFO or Treasurer with, or

•	owns 5% or more, individually or together with other such family members, of any public company or any private company that may be reasonably expected to go public.

Family members employed by a financial institution

Associates who are “Covered Associates” (as defined below) must disclose if any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship, is employed by a broker-dealer, investment adviser or other firm that provides investment research or trade execution services to Capital.

Requests for approval or questions may be directed to the Code of Ethics Team.

Other guidelines

Statements and disclosures about Capital, including those made to fund shareholders and clients and in regulatory filings, should be accurate and not misleading.

Reporting requirements

Annual certification of the Code of Ethics

All associates are required to certify at least annually that they have read and understand the Code of Ethics. Questions or issues relating to the Code of Ethics should be directed to the associate’s manager or the Code of Ethics Team.

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Reporting violations

All associates are responsible for complying with the Code of Ethics. As part of that responsibility, associates are obligated to report violations of the Code of Ethics promptly, including: (1) fraud or illegal acts involving any aspect of Capital’s business; (2) noncompliance with applicable laws, rules and regulations; (3) intentional or material misstatements in regulatory filings, internal books and records, or client records and reports; or (4) activity that is harmful to fund shareholders or clients. Deviations from controls or procedures that safeguard Capital, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate action will be taken, which may include reporting the matter to the firm’s regulator if determined to be appropriate by legal counsel. Once a violation has been reported, all associates are required to cooperate with Capital in the internal investigation of any matter by providing honest, truthful and complete information.

Associates may report confidentially to a manager/department head or to the Open Line Committee.

Associates may also contact the Chief Compliance Officers of CB&T, CIInc, CRC, or CRMC, or legal counsel employed with Capital.

Capital strictly prohibits retaliation against any associate who in good faith makes a complaint, raises a concern, provides information or otherwise assists in an investigation regarding any conduct that he or she reasonably believes to be in violation of the Code of Ethics. This policy is designed to ensure that associates comply with their obligations to report violations without fear of retaliation.

Policies

Capital’s policies regarding gifts and entertainment, political contributions, insider trading and personal investing are summarized below.

Gifts and Entertainment Policy

Under the Gifts and Entertainment Policy, associates may not receive or extend gifts or entertainment that are excessive, repetitive or extravagant, if such gifts or entertainment involve a government official or are due to a third party’s business relationship (or prospective business relationship) with Capital. The Policy is intended to ensure that gifts and entertainment involving associates do not raise questions of propriety regarding Capital’s business relationships or prospective business relationships, or Capital’s interactions with government officials. Accordingly, for gifts and entertainment involving those who conduct, or may conduct, business with Capital:

•	An associate may not accept gifts from (or give gifts to) the same person or entity worth more than $100 (or the local currency equivalent) in a 12-month calendar year period.

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An associate may not accept or extend entertainment valued at over $500 (or the local currency equivalent) unless a business reason exists for such entertainment and the entertainment is pre-approved by the associate’s manager and the Code of Ethics Team. Trading department associates are prohibited from accepting entertainment, regardless of value.

Gifts or entertainment extended to a private-sector person by a Capital associate and approved by the associate’s manager for reimbursement by Capital do not need to be reported (or precleared). Trading department associates should report gifts and entertainment extended regardless of reimbursement. Note: Separate policies regarding extending business gifts or entertainment apply to AFD and CGIIS associates. Dollar amounts refer to U.S. dollars.

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Capital Group is registered as a federal lobbyist and special rules apply to gifts and entertainment involving government officials and employees as a result. Associates must receive approval from Capital’s Code of Ethics Team prior to either: (1) hosting a federal government official or employee at a Capital facility if anything of value (e.g. food, tangible item) will be presented to that individual; or (2) providing anything of value to a federal government official or employee if Capital will pay or reimburse for the related cost.

Reporting

The limitations relating to gifts and entertainment apply to all associates as described above, and associates will be asked to complete quarterly disclosures. Associates must report any gift exceeding $50 and business entertainment in which an event exceeds $75 (although it is recommended that associates report all gifts and entertainment). Trading department associates should notify the Code of Ethics Team when gifts are received and report such gifts quarterly, whether the gift is received by an individual associate or by a department. In addition, trading associates should report gifts and entertainment extended regardless of reimbursement.

Charitable contributions

Associates must not allow Capital’s present or anticipated business to be a factor in soliciting political or charitable contributions from outside parties. In addition, it is generally not appropriate to solicit these outside parties or Capital associates for donations to a family-run non-profit organization, family foundation, donor-advised fund or other charitable organization in which an associate or their family members are significantly involved. Board membership alone would not be considered significant involvement.

Gifts and Entertainment Committee

The Gifts and Entertainment Committee oversees administration of the Policy. Questions regarding the Gifts and Entertainment Policy may be directed to the Code of Ethics Team.

Political Contributions Policy

Associates must be cautious when engaging in personal political activities, particularly when supporting officials, candidates, or organizations that may be in a position to influence decisions to award business to investment management firms. Associates should not make political contributions to officials or candidates (in any country) for the purpose of influencing the hiring of a Capital Group company as an advisor to a governmental entity. Associates are encouraged to contact the Code of Ethics Team with any questions about this policy.

Associates may not use Capital offices or equipment to engage in political fundraising or solicitation activity, for example, hosting a fundraising event at the office or using Capital phones or email systems to help solicit donations for an elected official, a candidate, Political Action Committee (PAC) or political party. Associates may volunteer their time on behalf of a candidate or political organization, but should limit volunteer activities to non-work hours.

For contributions or activities supporting candidates or political organizations within the U.S., we have adopted the guidelines set forth below, which apply to associates classified as “Restricted Associates.”

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Guidelines for political contributions and activities within the U.S.

U.S. Securities and Exchange Commission (SEC) regulations limit political contributions to certain Covered Government Officials by certain employees of investment advisory firms and certain affiliated companies. “Covered Government Official,” for purposes of the Political Contributions Policy, is defined as: (1) a state or local official; (2) a candidate for state or local office; or (3) a federal candidate currently holding state or local office.

Many U.S. cities and states have also adopted regulations restricting political contributions by associates of investment management firms seeking to provide services to a governmental entity. Some associates are also subject to these regulations.

Restricted Associates

Certain associates are deemed “Restricted Associates” under this Policy. Restricted Associates include (1) “covered associates” as defined in the SEC’s rule relating to political contributions by investment advisers (Rule 206(4)-5 under the Investment Advisors Act of 1940); and (2) other associates who do not meet that definition but whom Capital has determined should be subject to the restrictions on political contributions contained in the Policy based on their roles and responsibilities at Capital. Contributions by Restricted Associates and their spouse/spouse equivalent are subject to specific limitations, preclearance, and reporting requirements as described below.

Preclearance of political contributions

Contributions by Restricted Associates to any of the following must be precleared:

•	State or local officials, or candidates for state or local office

•	Federal candidate campaigns and affiliated committees, including federal incumbents and presidential candidates

•	Political organizations such as Political Action Committees (PACs), Super PACs and 527 organizations and ballot measure committees

•	Non-profit organizations that may engage in political activities, such as 501(c)(4) and 501(c)(6) organizations

Restricted Associates must also preclear U.S. political contributions by their spouse/spouse equivalent to any of the foregoing, as well as contributions to any state, local or federal political party or political party committee, if the aggregate contributions by the Restricted Associate and spouse/spouse equivalent to any one candidate or political entity equals or exceeds $100,000 in a calendar year.

Certain documentation is required for contributions to Covered Governmental Officials, PACs or Super PACs, and may be required for contributions to other entities that engage in political activity. See “Required documentation” below for further details. To preclear a contribution, please contact the Code of Ethics Team.

Contributions include:

•	Monetary contributions, gifts or loans

•	“In kind” contributions (for example, donations of goods or services or underwriting or hosting fundraisers)

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•	Contributions to help pay a debt incurred in connection with an election (including transition or inaugural expenses, and purchasing tickets to inaugural events)

•	Contributions to joint fund-raising committees

•	Contributions made by a Political Action Committee (PAC) controlled by a Restricted Associate[1]

Please contact the Code of Ethics Team to preclear a contribution.

Required documentation

Restricted Associates must obtain additional documentation from an independent legal authority before they will be approved to contribute to Covered Government Officials. The purpose of the legal documentation is to verify that a specific state or local office does not have the ability to directly or indirectly influence the awarding of business to an investment manager. For contributions to PACs, Super PACs, or other entities that engage in political activities, Restricted Associates may be required to obtain a certification that the entity does not contribute to Covered Government Officials. The Code of Ethics Team will provide language for the documentation when you preclear the contribution.

If a candidate currently holds a state/local office and is running for a different state/local office, legal documentation must be obtained for both the current position and the office for which the candidate is running. Exceptions to the documentation requirements may be granted on a case-by-case basis.

Special political contribution requirements – CollegeAmerica

Certain associates involved with “CollegeAmerica,” the American Funds 529 college savings plan sponsored by the Commonwealth of Virginia, are subject to additional restrictions which prohibit them from contributing to Virginia political candidates or parties.

Administration of the Political Contributions Policy

The U.S. Public Policy Coordinating Group oversees the administration of this Policy, including considering and granting possible exceptions. Questions regarding the Political Contributions Policy may be directed to the Code of Ethics Team.

Insider Trading Policy

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences. In addition, trading in fund shares while in possession of material, non-public information that may have an immediate impact on the value of the fund’s shares may constitute insider trading.

While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate’s duties. Associates who believe they have material non-public information should contact any lawyer in the organization.

[1]	“Control” for this purpose includes service as an officer or member of the board (or other governing body) of a PAC.

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Personal Investing Policy

This policy applies only to “Covered Associates.” Special rules apply to certain associates in some non-U.S. offices.

The Personal Investing Policy (Policy) sets forth specific rules regarding personal investments that apply to “covered” associates. These associates may have access to confidential information that places them in a position of special trust. Under the Code of Ethics, associates are responsible for maintaining the highest ethical standards. Associates are reminded that the requirements of the Code of Ethics apply to personal investing activities, even if the matter is not covered by a specific provision of the Policy.

Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of preclearance requests and/or transactions associates make.

Covered Associates

“Covered Associates” are associates with access to non-public information relating to current or imminent fund/client transactions, investment recommendations or fund portfolio holdings. The Policy applies to the personal investments of Covered Associates and their spouses/spouse equivalents, significant others (commingling expenses), and other immediate family members residing in their household (for example, children, siblings and parents – including adoptive, step and in-law relationships).

Questions regarding coverage status should be directed to the Code of Ethics Team.

Additional rules apply to Investment Professionals

“Investment Professionals” include portfolio managers, research directors, investment counselors, investment analysts and research associates, investment group administrative assistants, trading associates, and global investment control associates, including assistants. See “Additional policies for Investment Professionals and CIKK associates” below for more details.

Prohibited transactions

The following transactions are prohibited:

•	Initial Public Offering (IPO) investments (this prohibition applies to all Capital associates)

Note: Exceptions are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

•	Initial Coin Offering (ICO) investments (this prohibition applies to all Capital associates)

•	Excessive trading of Capital-affiliated funds

•	Spread betting/contracts for difference (CFD) on securities

•	Derivatives on securities and financial contracts, such as futures and forwards contracts, with limited exceptions described below

•	Short selling of securities including short selling “against the box”, with limited exceptions described below

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•	Transactions in inverse or inverse/long ETFs, with limited exceptions described below

•	Interest rate swaps (IRS), with limited exceptions described below

Exceptions:

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Derivatives, financial contracts, short selling and investments in inverse or inverse/long ETF transactions are permitted only if they are based on non-reportable instruments (such as currencies and commodities) or if they are based on the S&P 500, Russell 2000 or MSCI EAFE indices.

•	Interest rate swaps are permitted if based on currencies and government bonds of the G7.

Reporting requirements

Covered Associates are required to report any securities accounts, holdings and transactions: (1) in which the Covered Associate or any immediate family member residing in their household has a pecuniary interest (in other words, the ability to obtain an economic benefit or otherwise profit from a security) or (2) over which the Covered Associate or any immediate family member residing in their household exercises investment discretion or has direct or indirect influence or control. Quarterly and annual certifications of accounts, holdings and transactions must also be submitted. An electronic reporting platform is available for these disclosures.

Examples of accounts that must be disclosed include: (1) trusts if the Covered Associate or family member are the grantor or serve as trustee or custodian or have the ability to appoint or remove the trustee, (2) trusts that you or a family member have the power to revoke, (3) trusts for which you or a family member are a beneficiary and exercise investment discretion or have direct or indirect influence or control and (4) accounts of another person or entity if the Covered Associate or family member makes or influences investment decisions, such as by suggesting purchases and sales of securities in the account. The obligation to disclose accounts includes professionally managed accounts.

Covered Associates should immediately notify the Code of Ethics Team when opening new securities accounts; associates may also disclose accounts by logging into Protegent PTA and entering the account information directly.

Newly hired associates and associates transferring into a position designated as “covered” are required to maintain their U.S.-based brokerage accounts with electronic reporting firms. This requirement includes immediate family members living in their household. All Covered Associates and immediate family members residing in their household must use an electronic reporting firm for any new U.S.-based brokerage accounts. There are some exceptions to this requirement which include professionally managed accounts, employer-sponsored retirement accounts, and employee stock purchase plans.

Duplicate statements and trade confirmations (or approved equivalent documentation) are required for accounts holding securities subject to preclearance and/or reporting and due no later than 30 days after the documents’ issuance date. This requirement includes employer-sponsored retirement accounts and employee stock purchase plans (ESPP, ESOP, 401(k)). Documentation allowing the acquisition of shares via an employer-sponsored plan may be required.

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Preclearance procedures

Certain transactions may be exempt from preclearance; please refer to the Personal Investing Policy for more details.

Before any purchase or sale of securities subject to preclearance, including securities that are not publicly traded, Covered Associates must receive approval from the Code of Ethics Team. This requirement applies to any purchase or sale of securities in which the Covered Associate or any immediate family member residing in the same household (1) has, or by reason of such transaction may acquire, pecuniary interest (in other words, the ability to obtain an economic benefit or otherwise profit from a security), or (2) exercises investment discretion or direct or indirect influence or control. Transactions in an approved professionally managed account are not subject to preclearance, except for private investments or other limited offerings which require preclearance and reporting. Please refer to the Personal Investing Policy for more details on preclearable securities.

Submitting preclearance requests

To submit a preclear request, log into Protegent PTA. Covered Associates should then click on the Preclear button on the Dashboard and enter the request details.

For assistance or questions, please contact the Code of Ethics Team.

Preclearance requests will be handled during the hours the New York Stock Exchange (NYSE) is open, generally 6:30am to 1:00pm Pacific Time. A response to requests will generally be sent within one business day.

Transactions will generally not be permitted in securities on days the funds or clients are transacting in the issuer in question. In the case of Investment Professionals, permission to transact will be denied if the transaction would violate the seven-day blackout or short-term trading policies (see “Additional policies for Investment Professionals and CIKK associates” below). Preclearance requests by Investment Professionals are subject to special review.

Preclearance will generally not be approved for analysts’ transactions involving securities held in their professional portfolio(s) or if the issuer of such securities falls within their industry research responsibilities or a related industry.

Unless a different period is specified, clearance is good until the close of the NYSE on the day of the request. Associates from offices outside the U.S. and/or associates trading on non-U.S. exchanges are usually granted enough time to complete their transaction during the next available trading day.

If the precleared trade has not been executed within the cleared timeframe, preclearance must be requested again. For this reason, the following are strongly discouraged:

•	Limit orders (for example, stop loss and good-till-canceled orders)

•	Margin accounts

Private investments or other limited offerings

Participation in private investments or other limited offerings are subject to special review. The following types of private investments must be precleared:

•	Hedge funds

•	Private companies

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•	Limited Liability Companies (LLCs)

•	Limited Partnerships (LPs)

•	Private equity funds

•	Private funds

•	Private placements

•	Private real estate investment companies

•	Venture capital funds

In addition, opportunities to acquire a stock that is “limited” (that is, a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) may be subject to the Gifts and Entertainment Policy.

Preclearance procedures for private investments

Preclear private investments by contacting the Code of Ethics Team.

To make a subsequent investment, or increase a previously approved investment, a new Private Investment Preclear Form must be submitted and approval received before making the subsequent or increased investment.

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Additional policies for Investment Professionals and CIKK associates

Report cross-holdings for certain Investment Professionals

Portfolio managers, research directors and investment analysts will be asked to disclose securities they own both personally and professionally on a quarterly basis. Research directors and analysts will also be required to disclose securities they hold personally that are within their research responsibilities. This disclosure must be made to the Code of Ethics Team and may be reviewed by various Capital committees.

If disclosure has not already been made to the Code of Ethics Team, any associate who is in a position to recommend a security that the associate owns personally for purchase or sale in a fund or client account should first disclose such personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation. This disclosure requirement is consistent with both the CFA Institute standards as well as the ICI Advisory Group Guidelines.

Blackout periods

Investment Professionals may not buy or sell a security during the period seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated.

If a fund or client account transaction takes place in the seven calendar days following a transaction executed by an Investment Professional, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Personal Investing Committee may recommend the associate be subject to a price adjustment.

Ban on short-term trading

Investment Professionals and CIKK associates are prohibited from engaging in short-term trading of reportable securities and economically equivalent instruments.

Associates and their family members may not buy and then sell or sell and then buy the same security and/or economically equivalent instruments:

•	Within 60 calendar days for Investment Professionals

•	Within 6 months for CIKK associates

Economically equivalent instruments include derivatives or other securities or instruments with a value derived from the value of the subject security. Additionally, they may not enter into an option or other derivative instrument that expires within 60 days from purchase.

Investment Professionals and CIKK associates should contact the Code of Ethics Team before transacting if they have any questions about the application of this rule to transactions in derivatives.

Failure to comply with this requirement may result in remedial action, including disgorgement of the profits.

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Penalties for violating the Personal Investing Policy

Covered Associates may be subject to penalties for violating the Personal Investing Policy, such as restrictions on personal trading, disgorgement of profits, and other disciplinary action, up to and including termination. Violations to the Policy include failing to preclear or report securities transactions, failing to report securities accounts or submit statements, and failing to submit timely initial, quarterly and annual certifications.

Personal Investing Committee

The Personal Investing Committee oversees the administration of the Policy. Among other duties, the Committee considers certain types of preclearance requests as well as requests for exceptions to the Policy.

Questions regarding the Personal Investing Policy may be directed to the Code of Ethics Team.

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Questions regarding the Code of Ethics may be directed to the Code of Ethics Team.

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